SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 4, 2003

Wells Real Estate Fund XI, L.P.

(Exact Name of Registrant as Specified in Charter)

GEORGIA	0-25731	58-2250094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of Principal Executive Offices)                                                                      (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure

Dear Wells Fund XI Investor:

We are writing to provide you with an overview on your Wells Fund XI investment, giving both a long-term perspective on the Fund’s performance as well as an update on recent activities.

Since its inception Fund XI has achieved the following results: “A” unit holders have received a total of $4.10 in cash flow distributions per unit through March 31, 2003; “B” unit holders have been allocated $4.01 in passive tax losses per unit through December 31, 2002.

Over the last quarter, the Partnership has experienced several business factors that have impacted the cash flow for the Fund. As a result, the General Partners have determined that it is necessary to decrease the annualized distributions for the Fund to 6.5% for the second quarter of 2003 from an 8.0% annualized distribution in the first quarter of 2003.

Those factors include:

•	As stated in the first quarter Form 10-Q for 2003, the sole tenant of the EYBL CarTex building ceased making rental payments in December 2002 and dissolved as a corporation. We have moved to implement a strong re-leasing program for the building; however, this vacancy has decreased rental income.

•	The final invoice from the State of Tennessee for actual 2002 partnership taxes was received and paid in the second quarter 2003.

The Wells portfolio management team continues aggressively to manage the portfolio, to ensure that maintenance and repairs are up to Wells’ standards, and to position the EYBL CarTex building for re-leasing.

More detailed information regarding Fund XI activities will be provided in the Form 10-Q for the second quarter of 2003, which will be available August 14, 2003 online at http://www.wellsref.com. For those of you who have requested printed copies, they will be mailed on or before August 14, 2003.

We thank you for allowing us to be a part of your investment portfolio. Should you have any questions, we invite you to call your Wells Client Services Specialist at 800-557-4830.

Sincerely,

Richard Scott

Vice President

Accounting and Investor Relations

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XI, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

	By:	Wells Capital, Inc General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

By:	/s/ LEO F. WELLS, III
LEO F. WELLS, III General Partner

Date: August 4, 2003

3